                                                             Exhibit 99(d)(1)(C)


                               LETTER OF AGREEMENT

                                     BETWEEN

                             HAWAIIAN AIRLINES, INC.

                                       AND

                               THE AIRLINE PILOTS

                                IN THE SERVICE OF

                             HAWAIIAN AIRLINES, INC.

                                AS REPRESENTED BY

                 THE AIR LINE PILOTS ASSOCIATION, INTERNATIONAL


                     --------------------------------------

                           STOCK ALLOCATION AGREEMENT

                     --------------------------------------


            Hawaiian Airlines, Inc. (the "Company") and the Air Line Pilots in the service of the Company, as represented by the Air Line Pilots Association, International (the "Association"), and jointly referred to hereinafter as the "Parties," enter into this LETTER OF AGREEMENT ("LOA") in accordance with the provisions of Title II of the Railway Labor Act, as amended.

                                   WITNESSETH:

            WHEREAS, the Parties reached an agreement on or about December 20, 2000 (the "Agreement") regarding the general terms of a new collective bargaining agreement between the Parties effective as of January 1, 2001;

            WHEREAS, the Agreement requires the Company to provide 1,685,380 shares (the "Stock Pool") of the Company's common stock, par value $.01 per share ("Company Common Stock"), for distribution to pilots in the service of the Company pursuant to a method to be determined by the Hawaiian Airlines Pilots' Master Executive Council (the "MEC");

            WHEREAS, the MEC has, through balloting of the members of the Association, determined a method for the contribution of the Stock Pool to the Hawaiian Airlines, Inc. Pilots' 401(k) Plan (the "Plan") and the allocation thereof;

           NOW, THEREFORE, the Company and the Association hereby agree to distribute the Stock Pool as follows:

1. ELIGIBILITY FOR ALLOCATION OF CONTRIBUTION. A pilot will be eligible for an allocation from the Stock Pool as of an Allocation Date (as defined in paragraph 3 below) if he or she has completed one year of employment with the Company (a "Participating Pilot") prior to such Allocation Date.

2. CONTRIBUTION TO THE PLAN. Except as provided in paragraph 6.e below, the Stock Pool will be contributed to the Plan and allocated to the individual accounts ("Employer Contribution Accounts") of Participating Pilots to be invested in the Plan's investment option (the "Plan Stock Fund") that invests primarily in the Company's common stock in accordance with the provisions of this LOA.

3. ALLOCATION DATES. The allocation dates for determining the portion of the Stock Pool to be contributed to the Plan and allocated to Participating Pilots will be March 31, 2001; June 30, 2001; September 30, 2001; December 31, 2001; March 31, 2002; June 30, 2002; September 30, 2002; and December
      31, 2002 (each such date, an "Allocation Date").

4.    QUARTERLY ALLOCATION CALCULATION.

      a. Immediately following each Allocation Date, the Company will calculate the number of shares of the Company Common Stock remaining in the Stock Pool to be contributed to the Plan and allocated to each Participating Pilot for the calendar quarter ending on such Allocation Date (the "Allocation Period") in accordance with the following four steps:

            STEP 1: The Company will calculate the gross allocation dollars for each Participating Pilot ("Gross Allocation Dollars") as the product of (x) the pilot's Pay Hours and (y) the applicable Pay Gap, where

            "Pay Hours" are the pay and credit hours (including pilot bank hours) accumulated by the pilot during the Allocation Period up to maximum of the first 90 hours per month but excluding any non-flight pay and credit hours (E.G., check airman premium pay, DIRTD pay, meal and per diem pay), and the pilot's "Pay Gap" for an Allocation Period, as determined by the Association, is stated on Schedule A to this LOA by fleet, seat, longevity year, and contract year.

            STEP 2: The Company will calculate the net allocation dollars for each Participating Pilot ("Net Allocation Dollars") as the excess of
            (x) the pilot's Gross Allocation Dollars in that Allocation Period over (y) the remaining balance in the pilot's Signing Bonus Account (but in no event less than zero Net Allocation Dollars), where

            for any Allocation Period, the remaining balance in a pilot's "Signing Bonus Account" will consist of (x) the gross W-2 dollar amount of the signing bonus received by the pilot upon the implementation of the Agreement less (y) the cumulative number of signing bonus dollars netted against the pilot's Gross Allocation Dollars in all previous Allocation Periods under this LOA.

            STEP 3: The Company will calculate the number of shares of Company Common Stock to be allocated to each Participating Pilot (the "Allocation Shares") as (x) the pilot's Net Allocation Dollars divided by (y) the numerical average of the final closing trading price of such stock on each trading day during the relevant Allocation Period (the "Average Stock Price").

            STEP 4: The Company will round each Participating Pilot's Allocation Shares up or down, as the case may be, to nearest whole number (I.E., a fraction of .5 or greater will be rounded up to the nearest whole number.)

      b. The following examples will illustrate the allocation calculation described in this paragraph 4:

            EXAMPLE 1: a seventh year DC-10 captain earns a total of 270 pay hours in the calendar quarter ending on March 31, 2001 and received a $3,500 signing bonus; the average stock price for the calendar quarter is $2.50. According to Schedule A, this pilot's Pay Gap for the Allocation Period is $14.96. The pilot would receive Stock Fund units equal to 216 shares for this Allocation Period (assuming he or she has not exceeded the maximum benefit limitation of Section 415 of the Internal Revenue Code (the "Code")), calculated as follows:

            270 Pay Hours x $14.96 Pay Gap = $4,039.20 Gross
            Allocation Dollars

            $4,039.20 - $3,500 Bonus Account = $539.20 Net
            Allocation Dollars

            $539.20 [DIVIDED BY] $2.50 Average Stock Price = 215.68 shares

            215.68 shares rounded off = 216 shares

            and the pilot's Signing Bonus Account would be reduced to $0.00 for the next quarterly stock allocation.

            EXAMPLE 2: an eighth year DC-9 first officer earns a total of 270 pay hours in the calendar quarter ending on March 31, 2001 and received a

            $1.500 signing bonus; the average stock price for the calendar quarter is $2.50. According to Schedule A, this pilot's Pay Gap for the Allocation Period is $3.30. The pilot would receive no allocation of Company Stock for this Allocation Period, calculated as follows:

            270 Pay Hours x $3.30 Pay Gap = $891.00 Gross Allocation Dollars

            $891.00 - $1,500 Bonus Account = $0.00 Net Allocation Dollars

            and the pilot's Signing Bonus Account would be reduced to $609.00 for the next quarterly stock allocation.

      c. As described in paragraph 6 below, special allocation rules apply in connection with the Final Allocation of Company Common Stock under this LOA.

5.    QUARTERLY ALLOCATION TO INDIVIDUAL PILOT ACCOUNTS.

      a. As soon as practicable after each Allocation Date, but in no event more than 90 days following the initial Allocation Date and 45 days following each subsequent Allocation Date, the Company will contribute to the Plan the portion of the Stock Pool required under this LOA for such Allocation Period, and such contribution will be allocated to the Employer Contribution Account of each Participating Pilot in accordance with this LOA. The fair market value of the shares of Company Common Stock on the date of actual contribution to the Plan will determine the number of additional units of interest in the Plan Stock Fund that the Plan's trustee will credit to each Participating Pilot's' Employer Contribution Account. The Plan's trustee will convert shares of Company Common Stock into Stock Fund units in accordance with its normal procedures.

      b. Notwithstanding the foregoing, no shares will be contributed to the Plan or allocated to the Employer Contribution Account of a Participating Pilot for an Allocation Date to the extent the deduction limitations of Section 404 of the Code or the maximum benefit limitations of Section 415 of the Code would be exceeded. Any such shares (the "Excess Shares") will be deducted from the Stock Pool and will be (i) contributed to the Plan and specially allocated to such Participating Pilot as of the next Allocation Date such contribution and allocation would not exceed the deduction limitations of Section 404 of the Code or the maximum benefit limitations of Section 415 of the Code or (ii) distributed directly to a Participating Pilot as described in paragraph 6.e of this LOA.

6. DURATION OF ALLOCATION; FINAL ALLOCATION; TREATMENT OF EXCESS SHARES. Except with respect to any Excess Shares, the quarterly stock allocations described in this LOA will continue through and including the earlier of
      (i) the Allocation Date on which the total number of quarterly Allocation Shares equals or exceeds the total number of shares remaining in the Stock Pool or (ii) December 31, 2002. The final quarterly stock allocation under this LOA (the "Final Allocation") will be calculated as follows:

      a. If the total number of Allocation Shares exceeds the total number of shares remaining in the Stock Pool, each Participating Pilot will receive a pro rata portion of the remaining shares in the Stock Pool, calculated as the pilot's Allocation Shares multiplied by a fraction, (x) the numerator of which is the total number of remaining shares in the Stock Pool and (y) the denominator of which is the total number of Allocation Shares for all Participating Pilots.

      b. If the total number of Allocation Shares equals the total number of shares remaining in the Stock Pool, each Participating Pilot will receive his/her Allocation Shares.

      c. If the total number of shares remaining in the Stock Pool exceeds the total number of Allocation Shares, (i) each Participating Pilot will receive his/her Allocation Shares, and (ii) the shares remaining in the Stock Pool following such allocation will be divided equally (per capita) among all pilots who are Participating Pilots for that calendar quarter.

      d. The shares allocable to Participating Pilots in the Final Allocation will be rounded down to the nearest whole number. All fractional shares that result from the Final Allocation will be aggregated into a fractional share pool, and the Company will allocate one share from the fractional share pool, in inverse seniority order to each Participating Pilot until the available number of whole shares in the fractional share pool is exhausted.

      e. In the event any Excess Shares have not been allocated to the Employer Contribution Account of the Participating Pilot as of the Final Allocation Date, the Company will attempt to allocate such shares on each subsequent Allocation Date, through and including December 31, 2002, subject to the deduction limitations of Section 404 of the Code or the maximum benefit limitations of Section 415 of the Code. If any Excess Shares have not been contributed to the Plan and allocated to the Employer Contribution Account of the Participating Pilot on or before December 31, 2002, (i) such shares will be distributed directly to the Participating Pilot as soon as practicable thereafter,
            (ii) the Participating Pilot will be responsible for all income taxes imposed on such distribution, (iii) such distribution will be subject to any income or employment tax withholding requirements, and (iv) the Company may liquidate a portion of the Excess Shares otherwise distributable to such pilot if necessary to satisfy withholding requirements.

7. REPORTING, REVIEW AND DISPUTE RESOLUTION. As soon as practicable following the conclusions of each quarterly stock allocation, (i) the Company will create, and the Association will review and assist in explaining to pilots, a summary of the allocation calculation for all Participating Pilots and (ii) the Company will provide each Participating Pilot with a description of is/her allocation calculation, including a statement of the pilot's Pay Hours, the pilot's Pay Gap, and the applicable Average Stock Price during the Allocation Period (an "Allocation Statement"). If a Participating Pilot disputes (i) the number of Pay Hours or (ii) the applicable Pay Gap contained on his/her Allocation Statement, the pilot must submit a written issue statement to the Company, in a form to be determined by the Company, by no later than 15 days following the distribution of the Allocation Statements. All such issues will be conclusively determined by the Company no later than 30 days following its receipt of such statement. The Company will implement any corrections that result from this review process in the next allocation following its decision or a special one-time allocation in the event the correction concerns the Final Allocation. The parties will develop a reasonable distribution mechanism (E.G., a brief deferral of the Final Allocation or a holdback from the Final Allocation) to ensure that the Company maintains sufficient shares in the Stock Pool to process any such corrections with respect to the Final Allocation. In no event, however, will the Company's obligation to contribute shares to the Plan exceed 1,685,380.

8. DIVIDENDS, RECLASSIFICATION, SALE OR EXCHANGE. As a general matter, the Company will take all commercially reasonable steps necessary to ensure that the unallocated shares in the Stock Pool receive all of the rights and benefits enjoyed by the Company's issued and outstanding common stock in connection with any dividend, reclassification, sale, or exchange of Company Common Stock. In particular:

      a. If the Company declares a cash dividend, stock dividend, or any other distribution to shareholders before the Final Allocation, then (to the extent legally permissible) such cash dividend, stock dividend, or other distribution will accrue with respect to all unallocated shares remaining in the Stock Pool and will be contributed or distributed as the unallocated shares to which it relates are contributed to the Plan or distributed to a Participating Pilot in accordance with this LOA.

      b. If Company Common Stock is split, converted, reclassified, changed into, or exchanged for a different number or kind of securities of the Company before the Final Allocation, then (i) all unallocated shares remaining in the Stock Pool will (to the extent legally permissible) be subject to the same split, conversion, reclassification, or exchange and (ii) the calculation of Allocation Shares under paragraph 4 above will be comparably adjusted if necessary to give effect to the stock allocation described in this LOA.

      c. If shares of Company Common Stock are changed into or exchanged for cash, securities or other property pursuant to an acquisition, recapitalization, stock repurchase, merger, consolidation, combination, or similar transaction (a "Transaction") before the Final Allocation, then

            i. The Company will provide the Association with written notice of such Transaction no later than it provides notice to its shareholders of such Transaction; and

            ii. at the written request of the Association delivered as soon as practicable after its receipt such notice (but prior to the date of closing of such Transaction), the Company will divide all remaining shares in the Stock Pool equally among all pilots actively employed by the Company for at least one year as of the date of the Association's request, and contribute to the Plan or distribute to pilots all such shares in accordance with paragraph 5 above.

            This LOA will become effective upon execution by all signatories thereof and shall remain in full force and effect until the distribution of all shares in the Stock Pool is completed in accordance with the provisions of this LOA.

            IN WITNESS WHEREOF, the Parties have signed this LOA this ___ day of May, 2001.

                                      FOR HAWAIIAN AIRLINES, INC.


                                            /s/ Robert W. Zoller
                                      ---------------------------------------
                                      Robert W. Zoller
                                      Its President & Chief Operating
                                      Officer


                                            /s/ Christine R. Deister
                                      ---------------------------------------
                                      Christine R. Deister
                                      Its Executive Vice President,
                                      Chief Financial Officer & Treasurer

WITNESS:
                                      FOR THE AIR LINE PILOTS
                                      ASSOCIATION, INTERNATIONAL

--------------------------------
                                            /s/ Duane Woerth
                                      ---------------------------------------
                                      Duane Woerth, President
--------------------------------

                                            /s/ J. Tindall
                                      ---------------------------------------
--------------------------------      J. Tindall, Chairman
                                      Hawaiian Master Executive Council

                                              SCHEDULE A
                                         HOURLY PILOT PAY GAP
                                  (ALL NUMBERS IN DOLLARS PER HOUR)

                     Yr 1    Yr 2    Yr 3     Yr 4    Yr 5    Yr 6     Yr 7    Yr 8    Yr 9     Yr 10   Yr 11   Yr 12
                    -----   -----   -----    -----   -----   -----    -----   -----   -----    ------  ------  ------

   DC9/B-717
     CAPTAIN
      2001           4.78    4.80    4.82     4.83    4.85    4.87     4.89
      2002           3.51    3.52    3.54     3.55    3.56    3.57     3.59

  FIRST OFFICER
      2001           0.00    2.21    2.62     2.78    2.94    3.09     3.25    3.30    3.35     3.37    3.39    3.41
      2002           0.00    1.62    1.92     2.04    2.15    2.27     2.39    2.42    2.46     2.47    2.49    2.50

   DC10/B-767
     CAPTAIN
      2001          15.08   15.09   15.06    14.99   14.99   14.97    14.96
      2002          13.66   13.66   13.61    13.53   13.52   13.49    13.46

FIRST OFFICER
      2001           0.00    6.96    8.19     8.60    9.07    9.35     9.96   10.09   10.24    10.30   10.38   10.44
      2002           0.00    6.11    7.40     7.77    8.18    8.41     8.97    9.09    9.22     9.28    9.34    9.40

SECOND OFFICER
      2001           0.00    5.96    6.12     6.25    6.42    6.57     6.73    6.88    7.03     7.18    7.33    7.48
      2002           0.00    5.46    5.58     5.68    5.82    5.94     6.06    6.19    6.33     6.46    6.60    6.73



* The hourly pay gap for probationary pilots is $0.00.